EXHIBIT 99.1

     California Pizza Kitchen Announces Three-for-Two Stock Split

    LOS ANGELES--(BUSINESS WIRE)--May 23, 2007--California Pizza Kitchen, Inc. (NASDAQ:CPKI) today announced that its Board of Directors has approved a three-for-two stock split which will be distributed in the form of a 50% stock dividend. California Pizza Kitchen's common stockholders of record at the close of business on June 11, 2007 will receive one additional share for every two shares of common stock held and cash will be distributed in lieu of fractional shares. The new shares will be distributed and will begin trading on a split-adjusted basis effective June 18, 2007. The stock split will increase the number of shares of common stock outstanding from approximately 19.4 million to approximately 29.1 million.

    Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, stated, "We are pleased to announce the Company's first stock split since becoming publicly traded and we believe this action over the long term will help increase liquidity of the Company's common stock. It also reflects a positive outlook on numerous fronts as our full service restaurant development continues to exhibit strong performance and our franchising efforts and Kraft relationship have become material contributors to our bottom-line. Ultimately, this brand strength has created a unique opportunity for our stockholders, one that we believe will realize significant value over the long run."

    About California Pizza Kitchen

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.23. As of May 23, 2007 the Company operates, licenses or franchises 213 restaurants, of which 182 are company-owned and 31 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. trades on NASDAQ under the ticker symbol CPKI and can be found on the internet at www.cpk.com.

    This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

    Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             media, Sarah Grover, or investors, Sue Collyns
             310-342-5000